                                                                       EXHIBIT 2


                             ACQUISITION AGREEMENT


                                    BETWEEN


                            Vintage Petroleum, Inc.


                                      and


                           Genesis Exploration Ltd.





                                MARCH 27, 2001

                               TABLE OF CONTENTS





                                   ARTICLE 1

                                   THE OFFER


                                                                Page

1.1  The Offer..................................................  1
1.2  Conditions Precedent to Making Offer.......................  2
1.3  Genesis Action.............................................  3
1.4  Offer Documents............................................  4
1.5  Subsequent Acquisition Transaction.........................  5
1.6  Directors..................................................  5
1.7  Solicitation of Acceptances of Offer.......................  5
1.8  Joint Press Release and Public Disclosure..................  5
1.9  Outstanding Stock Options..................................  5

                                   ARTICLE 2

                              COVENANTS OF GENESIS


2.1  Ordinary Course of Business................................  6
2.2  Non-Solicitation by Genesis................................  9
2.3  Access to Information...................................... 11
2.4  Market Purchases........................................... 11
2.5  Structure of Transaction................................... 11
2.6  Share Deposit Agreements................................... 11
2.7  Transition................................................. 11


                                   ARTICLE 3

                          FEES AND OTHER ARRANGEMENTS

3.1  Compensation Fee........................................... 12
3.2  Right of First Refusal and Property Option................. 13

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR


4.1  Organization and Qualification............................. 14
4.2  Authority Relative to this Agreement....................... 14
4.3  Funds Available............................................ 14
4.4  No Violations.............................................. 14
4.5  No Violations.............................................. 15
4.6  No Ownership............................................... 15

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF GENESIS


5.1  Organization and Qualification............................. 15
5.2  Authority Relative to this Agreement....................... 15
5.3  No Violations.............................................. 15

                               TABLE OF CONTENTS
                                  (Continued)

                                                                Page

5.4  Compliance with Law........................................ 16
5.5  Capitalization............................................. 17
5.6  Material Agreements........................................ 17
5.7  Filings.................................................... 17
5.8  Financial Statements....................................... 17
5.9  Transaction Fees........................................... 17
5.10 Absence of Changes......................................... 18
5.11 Employment Agreements...................................... 18
5.12 Employee Obligations....................................... 18
5.13 United States Relationship................................. 18
5.14 Employee Benefit Plans..................................... 19
5.15 Employee Arrangement Compliance............................ 19
5.16 Effect of Transaction...................................... 19
5.17 Books and Records.......................................... 20
5.18 Litigation, etc............................................ 20
5.19 Environmental.............................................. 20
5.20 Tax Matters................................................ 23
5.21 Reporting Issuer Status.................................... 24
5.22 Subsidiaries............................................... 24
5.23 Debt....................................................... 25
5.24 Shareholder Rights Plan.................................... 25
5.25 Share Deposit Agreements................................... 25
5.26 Accurate Information....................................... 25
5.27 No Manipulation............................................ 25
5.28 No Undisclosed Material Liabilities........................ 25
5.29 Subsequent Public Filings.................................. 26
5.30 Insurance.................................................. 26
5.31 Confidentiality Agreements................................. 26
5.32 Labor and Employee Relations............................... 26
5.33 Absence of Certain Business Practices...................... 27
5.34 Engineering Reports........................................ 27
5.35 Title...................................................... 27
5.36 Operational Matters........................................ 28
5.37 Flow-Through Shares........................................ 29

                               TABLE OF CONTENTS
                                  (Continued)

                                                                Page
                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

6.1  Other Filings.............................................. 29
6.2  Further Assurances......................................... 29
6.3  Fees and Expenses.......................................... 30
6.4  Employment Contracts....................................... 30
6.5  Officers' and Directors' Insurance......................... 30
6.6  Notice of Material Changes, Untruth and Non-Compliance..... 31

                                   ARTICLE 7

                    TERM, TERMINATION, AMENDMENT AND WAIVER

7.1  Term....................................................... 31
7.2  Termination................................................ 31
7.3  Effect of Termination...................................... 32

                                   ARTICLE 8

                              GENERAL PROVISIONS


8.1  Notices.................................................... 32
8.2  Interpretation............................................. 34
8.3  Miscellaneous.............................................. 34
8.4  Applicable Law Enforcement................................. 34
8.5  Publicity.................................................. 34
8.6  Assignment................................................. 35
8.7  Time is of the Essence..................................... 35
8.8  Currency................................................... 35
8.9  Severability............................................... 35
8.10 Amendment.................................................. 35
8.11 Waiver..................................................... 35

                               TABLE OF CONTENTS
                                  (Continued)

                                                                 Page

                                   SCHEDULES
                                   ---------

1.1(c)    Conditions to the Offer
1.8       Joint Press Release*
2.2(c)    Confidentiality Agreement*
2.6       Share Deposit Agreement*
5.6       Material Agreements*
5.10      Material Changes*
5.14      Employee Benefit Plans*
5.18      Litigation*
5.36      Operational Matters*

                              DISCLOSURE LETTER*
                              ------------------

2.1            Ordinary Course of Business
2.1(c)         Ordinary Course of Business
5.3(a)         No violations
5.4            Compliance with Law
5.9            Transaction Fees
5.11           Genesis Employment Agreements
5.15           Employee Arrangement Compliance
5.16           Effect of Transaction
5.19           Environmental
5.20(e)&(f)    Tax Matters
5.28           Hedging/Forward Sale Agreements
------------
* Omitted. The Registrant agrees to furnish supplementally a copy of any such omitted schedules or the disclosure letter to the Securities and Exchange Commission upon its request.

                             ACQUISITION AGREEMENT

          ACQUISITION AGREEMENT (this "Agreement"), dated as of March 27, 2001,
                                       ---------
between Vintage Petroleum, Inc. ("Vintage" or the "Offeror") and Genesis
                                  -------          -------
Exploration Ltd. ("Genesis").
                   -------

BACKGROUND:

A. The Offeror and Genesis have had discussions respecting the acquisition by Offeror of all of the outstanding common shares of Genesis.

B.        The board of directors of Genesis (the "Genesis Board") is of the view
                                                  -------------
that it is in the best interest of Genesis and its shareholders that Offeror make an offer to the shareholders of Genesis to purchase all of the outstanding common shares of Genesis.

C. The Offeror is prepared to make an offer to purchase all of the outstanding common shares of Genesis, subject to the terms and conditions of this Agreement.

D. Each of Genesis' directors and officers and all persons and companies affiliated or associated with them (the "Agreeing Shareholders"), have agreed to
                                         ---------------------
enter into agreements (the "Share Deposit Agreements") with Offeror of even date
                            ------------------------
herewith.

AGREEMENT:

          In consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

                                   ARTICLE 1
                                   THE OFFER

1.1  The Offer.
     ---------

     (a) Subject to the terms and conditions of this Agreement, the Offeror shall make, as soon as practicable after the date hereof, and in any event not later than 11:59 p.m. (Calgary time) on March 30, 2001 (the "Offer Date"), an offer to purchase all of the outstanding common
           ----------
          shares of Genesis and all common shares of Genesis issued on the exercise of presently outstanding options to purchase common shares of Genesis (collectively the "Common Shares" or the "Genesis Shares") at
                                     -------------          --------------
          a price of Cdn. $18.25 for each Common Share (as amended, varied or extended, the "Offer"). Notwithstanding the foregoing, the Offer Date
                         -----
          shall be extended as necessary in the Offeror's sole discretion, but not later than April 20, 2001, to permit the preparation and filing of all documents (including French language translations thereof) required to be filed with regulatory authorities in connection with the Offer pursuant to all Canadian federal and provincial, United States and other applicable securities laws ("Applicable Securities
                                                        ---------------------
          Laws").
          ----

     (b) The parties agree that the Offeror may make the Offer itself, or through one or more of its direct or indirect wholly-owned subsidiaries, or any combination thereof (which, for the purposes hereof, may include a partnership, all of the partners of which are direct or indirect subsidiaries of the Offeror or any combination thereof). In the event that any of such entities makes the Offer, the terms "Offeror" and "Vintage" as used herein shall include all of such
                 -------       -------
          entities, other than in Article 4 where the terms "Offeror" and
                                                             -------
          "Vintage" shall not include such entities, but the Offeror shall
           -------
          continue to be liable to Genesis for any default in performance by any such party.

     (c) The Offer shall be made in accordance with all applicable laws and shall be subject to the conditions set forth in Schedule 1.1(c) hereto. The Offer shall not expire, and the Offeror shall not take up and pay for Common Shares, prior to 12:00 p.m. midnight (Vancouver time) on the 21st day from the Offer Date; or if such day is not a business day, the next business day, provided that the Offer may be extended one or more times at the sole discretion of the Offeror, if the conditions set forth in Schedule 1.1(c) are not satisfied or waived at the date and time at which the Offer otherwise would expire (the "Expiry Time") and further provided that if at the Expiry Time
                -----------
          condition (d) of Schedule 1.1(c) alone or together with one or more other conditions is not satisfied, the Offeror shall extend the Offer in one or more extensions and the Offer may not be terminated or allowed to expire solely as a result of such non-satisfaction of conditions in Schedule 1.1(c) prior to 12:00 p.m. (Vancouver time) on the 45th day from the Offer Date. Subject to the satisfaction or waiver of the conditions set forth in Schedule 1.1(c), the Offeror shall, on or before the third day following the date that the conditions set forth in Schedule 1.1(c) are satisfied and the Offeror is duly authorized under applicable law, accept for payment and pay for all Common Shares validly tendered (and not properly withdrawn) pursuant to the Offer. The Offeror shall use reasonable commercial efforts to consummate the Offer, subject only to the terms and conditions thereof and this Agreement. The Offeror agrees not to vary the Offer, except to increase the consideration payable thereunder, waive the conditions or extend the Expiry Time, provided that the Minimum Condition (as defined in Schedule 1.1(c)) may not be waived without the prior written consent of Genesis, such consent not to be unreasonably withheld.

1.2  Conditions Precedent to Making Offer.
     ------------------------------------

     (a) The obligation of the Offeror to make the Offer shall be conditional upon the following:

          (i) no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in
                    Schedule 1.1(c);

          (ii) each of the representations and warranties of Genesis which are set out herein shall be true and correct in all material respects at the date that the Offer is made, and Genesis shall have complied in all material respects with each of its covenants and obligations set out herein;

          (iii) the Offeror shall have obtained such orders or exemptive relief from the appropriate securities commissions or other regulatory authorities in Canada, the United States and, as applicable, elsewhere (the "Regulatory Authorities") as are
                                                ----------------------
                    required in connection with the Offer and the transactions contemplated by the Offer;

          (iv) the Genesis Board shall not have withdrawn, modified or changed any of the recommendations or determinations set forth in Section 1.3(a); and

          (v) the execution and delivery to the Offeror, concurrently with the execution of this Agreement, of the Share Deposit Agreements executed by each director and by each of Messrs. Anderson, Bunn, Horner, Charles and Stobo and, prior to the mailing of the Offer, the remaining Share Deposit Agreements referred to in Sections 2.6 and 5.25.

     (b) The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by the Offeror, in whole or in part, in its sole discretion, at any time and from time to time, both before or after the Expiry Time.

1.3  Genesis Action.
     --------------

     (a) Genesis represents and warrants to the Offeror that the Genesis Board has received the oral fairness opinion of its financial advisors (to be confirmed in writing prior to the mailing of the directors' circular to be mailed in connection with the Offer (the "Directors'
                                                                   ----------
          Circular")) that the Offer is fair from a financial point of view to
          --------
          the holders of the Common Shares (the "Shareholders") and that the
                                                 ------------
          Genesis Board, upon receipt of the oral fairness opinion and consultation with its financial and legal advisors, has determined unanimously, by those present at the meeting, that:

          (i) the Offer is fair to the Shareholders and is in the best interests of Genesis and the Shareholders;

          (ii) the Genesis Board will recommend that Shareholders accept the Offer; and

          (iii) the entering into of this Agreement, which the Offeror has expressly stated is a mandatory precondition to its willingness to make the Offer, is in the best interests of Genesis and the Shareholders.

     (b) Genesis shall co-operate with the Offeror, take all reasonable action to support the Offer and, shall provide the Offeror with a draft copy of the Directors' Circular prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. Genesis shall use its reasonable commercial efforts to mail the Directors' Circular on the same date that the Offeror mails the Offer to the Shareholders (and no later than 10 days from such mailing date). Genesis shall also file the Directors' Circular on a timely basis with all applicable securities commissions or other regulatory authorities in Canada, the United States and elsewhere, as applicable (the "Regulatory Authorities").
                                                    ----------------------
          The Directors' Circular will set forth, among other things, the determinations and recommendations of the Genesis Board as set forth in Section 1.3(a).

     (c) Genesis represents that all members of the Genesis Board have advised it that at the date hereof they intend to tender their Common Shares to the Offer and Genesis will so state in the Directors' Circular.

     (d) The Directors' Circular, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including, all applicable corporate laws, including the Business Corporations Act (Alberta) ("Applicable Corporate Laws") and all
                                       -------------------------
          Applicable Securities Laws and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.

1.4  Offer Documents.
     ---------------

     (a) The Offeror shall provide Genesis with a draft copy of the Offer, the take-over bid circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the "Offer Documents")
                                                               ---------------
          to be mailed to Shareholders, prior to the mailing thereof, on a confidential basis, and shall provide Genesis with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Offer Documents on a timely basis with the Regulatory Authorities. The Offer Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws. The terms of the Offer shall be in accordance with the terms of this Agreement. In making the Offer, Offeror shall comply in all material respects with the provisions of applicable law, including all Applicable Securities Laws.

     (b) Genesis shall promptly provide the Offeror with (i) lists (in paper and electronic forms as available) of the Shareholders and holders of all options and other securities exercisable or convertible into Common Shares ("Optionholders"), including the names, addresses and
                          -------------
          numbers of Common Shares or other securities held, and shall provide, or shall instruct its transfer agent to provide, updated lists as and when available; (ii) to the extent known or obtainable by Genesis, lists of beneficial shareholders; (iii) such assistance as the Offeror or its agents may reasonably request, including communicating the Offer and any amendments and supplements thereto to the registered and beneficial holders of Common Shares and Optionholders (including participating with the Offeror in joint investor presentations); and (iv) mailing labels for Shareholders and Optionholders.

1.5  Subsequent Acquisition Transaction.  If the Offeror takes up and pays for
     ----------------------------------
     at least 662/3% of the Common Shares pursuant to the Offer, Genesis agrees to use reasonable commercial efforts to assist and enable the Offeror to acquire the balance of the Common Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction.

1.6  Directors.  Genesis agrees with and represents to the Offeror that the
     ---------
     Genesis Board has determined unanimously to use reasonable commercial efforts to enable the Offeror to elect or appoint nominees of the Offeror in their stead as soon as possible after the Offeror takes up and pays for at least 66% of the Common Shares pursuant to the Offer and to cause the appointment of the Offeror's nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

1.7  Solicitation of Acceptances of Offer.  The Offeror will appoint a dealer
     ------------------------------------
     manager in connection with the Offer and solicit acceptances of the Offer. The dealer manager will be required to form a soliciting dealer group comprised of members of the Investment Dealer Association of Canada and of the stock exchanges in Canada and the United States to solicit acceptances of the Offer.

1.8  Joint Press Release and Public Disclosure.  The parties shall jointly issue
     -----------------------------------------
     a press release upon execution of this Agreement in the form set forth in
     Schedule 1.8. The parties shall consult each other with respect to any further public disclosures respecting this Agreement, the Offer, and any matter related thereto.

1.9  Outstanding Stock Options.  Genesis shall use reasonable commercial
     -------------------------
     efforts, having regard, without limitation, to its available bank lines, to enter into agreements with all holders of options to the effect that in lieu of such persons exercising their options, Genesis will pay to such persons the difference between the exercise price of their options and the purchase price for the Common Shares under the Offer immediately after the Offeror first takes up any Common Shares pursuant to the Offer in exchange for the termination of their options. To the extent that holders fail to enter into such agreements, Genesis shall use all reasonable commercial efforts to ensure that all options, whether issued pursuant to Genesis' stock option plan and other compensation arrangements or otherwise, are no later than immediately prior to the Expiry Time, either: (i) exercised and all Common Shares issued in connection therewith are deposited to the Offer; or (ii) terminated, surrendered or cancelled. Genesis further agrees and represents that the Genesis Board has also resolved, and has authorized and directed Genesis, subject to the receipt of any required regulatory approvals, (i) to the extent necessary, to amend the terms of its stock option plan and other compensation arrangements to permit and to cause the vesting of option entitlements thereunder to accelerate prior to or concurrent with the mailing of the Offer such that all outstanding options to acquire Common Shares shall be exercisable and fully vested prior to the Expiry Time; (ii) to arrange for all Common Shares that are fully paid thereunder to be distributed to those persons entitled thereto so as to be able to be tendered to the Offer (iii) to satisfy all other obligations of Genesis under such plans; and (iv) effective upon receiving notice from the Offeror that the Minimum Condition has been satisfied or waived, and immediately after the Offeror takes up Common Shares pursuant to the Offer, to use reasonable commercial efforts to cause all option entitlements under the stock option plan and any other compensation arrangements to terminate upon the payment of an amount for each outstanding option equal to the difference between the exercise price thereof and the Offer price.

                                   ARTICLE 2
                             COVENANTS OF GENESIS

2.1  Ordinary Course of Business.  Genesis covenants and agrees that, prior to
     ---------------------------
     the earlier of the termination of this Agreement and the appointment or election to the Genesis Board of persons designated by the Offeror pursuant to Section 1.6 or the third business day after the Offeror takes up Common Shares under the Offer in the event the Offeror does not designate such persons, unless the Offeror shall otherwise agree in writing or as disclosed to the Offeror in writing in a disclosure letter received by the Offeror prior to the execution of this Agreement (the "Disclosure Letter")
                                                            -----------------
     or as otherwise expressly contemplated or permitted by this Agreement:

     (a) Genesis shall, and shall cause each of its direct and indirect subsidiaries and other entities, including any partnerships or joint-ventures directly or indirectly controlled by Genesis (whether in fact or law) (each, a "Subsidiary") to, conduct its and their respective
                            ----------
          businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice, including increasing its investment in any other corporation or partnership;

     (b) Genesis shall not, directly or indirectly, do or permit to occur any of the following:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

                    (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of or any stock appreciation rights of Genesis (other than pursuant to the exercise of stock options currently outstanding and disclosed in writing to the Offeror); or

                    (B) except in the usual, ordinary and regular course of business and consistent with past practice, any assets of Genesis;

          (ii) amend or propose to amend its articles, by-laws or other constating documents or those of any Subsidiary;

          (iii) split, combine or reclassify any outstanding Common Shares, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Common Shares, other than as contemplated in Section 2.5;

          (iv) other than as contemplated by Section 1.9 above, redeem, purchase or offer to purchase any Common Shares or other securities, including under any normal course issuer bid;

          (v) reorganize, amalgamate, merge, consolidate or otherwise combine with any other person, corporation, partnership or other business organization whatsoever;

          (vi) acquire or agree to acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any material assets;

          (vii) except in the usual, ordinary course of business and consistent with past practice, satisfy any material claims or liabilities except such as have been reserved against in Genesis' financial statements delivered to the Offeror, relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

          (viii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities, except for working capital in the usual, ordinary course of business and consistent with past practice and not to exceed, in the aggregate, Cdn. $5,000,000, other than payments of not more than $36.5 million made in connection with the termination of options to acquire Common Shares;

     (c) except with the prior written consent of the Offeror, Genesis shall not (other than as may be expressly permitted by this Agreement or disclosed in the Disclosure Letter):

          (i) enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of Genesis other than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof and disclosed to the Offeror; or

          (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof;

     (d) Genesis shall cause its and their current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (e)  Genesis shall:

          (i) preserve intact its business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

          (ii) not take any action that would render, or could reasonably be expected to render, any material representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Expiry Time;

          (iii) use reasonable commercial efforts to enable the conditions set forth in Section 1.2 and Schedule 1.1(c) to be satisfied;

          (iv) promptly notify the Offeror orally and in written form of any material adverse change in its business, properties, assets, financial condition or prospects and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (v) confer on a regular basis with the Offeror with respect to material operational matters and promptly notify the Offeror orally and in written form of any material adverse change in the ordinary course of its business or in the operation of its business or in the operation of its or any of its properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

          (vi) not settle or compromise any claim brought by any present, former or purported holder of any securities of Genesis in connection with the transactions contemplated by this Agreement or the Offer without the prior written consent of the Offeror, not to be unreasonably withheld;

     (f) Genesis shall not enter into or modify any contract, agreement, commitment or arrangement if such entry into or modification would be material with respect to any of the matters set forth in this Section
          2.1 without the prior written consent of the Offeror, not to be unreasonably withheld.

2.2  Non-Solicitation by Genesis.
     ---------------------------

     (a) Genesis shall not, directly or indirectly, through any officer, director, promoter, employee, representative or agent of Genesis or any Subsidiary or otherwise:

          (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers regarding any merger, amalgamation, arrangement, take-over bid, sale of substantial assets, sale of treasury shares or any similar transaction involving Genesis or any Subsidiary (any of the foregoing inquiries or proposals, other than from the Offeror or its nominees, representatives or agents, being referred to herein as an "Acquisition Proposal");
                     --------------------

          (ii) continue or participate in any discussions or negotiations relating to any such transactions with, or otherwise cooperate with or assist or facilitate, encourage or participate in any effort to take such action by, or provide any information to, any corporation, person or other entity or group; or

          (iii) waive or otherwise forebear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forebear in respect of, any rights or other benefits of Genesis under confidentiality or other agreements, including any "standstill" provisions therein;

          provided, that nothing contained in this Section 2.2(a) shall prevent the Genesis Board from responding to and recommending to the Shareholders an unsolicited bona fide written Acquisition Proposal for which adequate financial arrangements have been made which the Genesis Board determines in good faith (after consultation with its financial advisors, and after receiving advice of outside counsel that is reflected in the minutes of the Genesis Board, to the effect that the Genesis Board is required to so determine in order to discharge properly its fiduciary duties) would, if consummated in accordance with its terms, result in a transaction financially superior for the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").
                                   -----------------

     (b) Genesis shall immediately notify the Offeror of any future Acquisition Proposal or any request following the date hereof for non-public information relating to Genesis in connection with an Acquisition Proposal or for access to any of its properties, books or records by any person or entity that informs Genesis that it is considering making, or has made, an Acquisition Proposal. Such notice to the Offeror shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to Genesis as the identity of the person making such proposal, inquiry or contact, the consideration offered and such other details as the Offeror may reasonably request.

     (c) If Genesis receives a request for material non-public information from a party who proposes to Genesis a bona fide Acquisition Proposal and Genesis Board determines that such proposal is a Superior Proposal pursuant to Section 2.2(a), then and only in such case, Genesis may, subject to the execution of a confidentiality agreement substantially similar to the confidentiality agreement between the Offeror and Genesis dated February 26, 2001, a copy of which is attached hereto as
          Schedule 2.2(c) (the "Confidentiality Agreement"), provide such party
                                --------------------------
          with access to information regarding Genesis. Genesis shall provide to the Offeror a true and complete copy of any such confidentiality agreement forthwith following its execution and make available to the Offeror all information provided to such party that has not been previously provided to the Offeror concurrently with the provision of any information to such party.

     (d) Genesis shall ensure that the officers, directors and employees of Genesis and of all Subsidiaries, the associates and affiliates of such persons and any investment banker, other advisor and representative retained by Genesis are aware of the provisions of this Section 2.2, and Genesis shall be responsible for any breach of this Section 2.2 by any of the foregoing.

     (e) Genesis shall, and shall cause its Subsidiaries and its and their directors, officers, promoters, employees, representatives and agents to immediately cease and cause to be terminated all discussions and negotiations, if any, with any parties (other than the Offeror) with respect to any actual, future or potential Acquisition Proposal, and Genesis shall immediately close any data rooms. Genesis agrees not to release any third party from any confidentiality or standstill agreement to which Genesis and such third party are parties. Genesis shall immediately send a letter to each party who has had such discussions or who has entered into a confidentiality agreement with Genesis pertaining to the sale of Genesis or a material portion of its assets requiring such party to return to Genesis or its agents or advisors or destroy all information provided to such party by Genesis or its agents or advisors or prepared by such party in respect of Genesis and shall use all reasonable efforts to ensure that such requests are honoured. Genesis shall immediately advise the Offeror orally and in written form of any response or action by any recipient of such information which Genesis reasonably believes could adversely affect the completion of the Offer, or give rise to an Acquisition Proposal.

2.3  Access to Information.  Subject to the Confidentiality Agreement, Genesis
     ---------------------
     shall afford the Offeror's officers, employees, counsel, investment bankers, accountants and other authorized representatives and advisors access, at all reasonable times, from the date hereof and until the expiration of this Agreement, to its business, properties, books, contracts and records as well as to its management personnel, and, during such period, Genesis shall furnish promptly to the Offeror all information concerning its business, properties and personnel as the Offeror may reasonably request. All such requests for access or information shall be through either the President or the Chairman and Senior Vice President of Genesis.

2.4  Market Purchases.  Genesis agrees that the Offeror, notwithstanding
     ----------------
     anything to the contrary contained in the Confidentiality Agreement, during the period the Offer is outstanding may purchase Common Shares through the facilities of The Toronto Stock Exchange or such other method(s) which are not prohibited by Applicable Securities Laws.

2.5  Structure of Transaction.  Genesis shall cooperate with the Offeror in
     ------------------------
     structuring the acquisition by the Offeror of Genesis pursuant to the Offer in a tax efficient manner.

2.6  Share Deposit Agreements.  Genesis shall deliver within the respective
     ------------------------
     dates set out in Section 1.2(v), Share Deposit Agreements duly executed by each of the Agreeing Shareholders, substantially in the form attached as
     Schedule 2.6. The Directors' Circular shall reflect the execution and delivery of such Share Deposit Agreements and the agreement of the Agreeing Shareholders to tender their respective Common Shares to the Offer.

2.7  Transition.  Genesis shall, on or before the date that the Offeror first
     ----------
     takes up Common Shares under the Offer, furnish promptly to the Offeror all information concerning the business, properties and personnel of Genesis as the Offeror may reasonably request and review with the Offeror's authorized personnel such of the records, systems and processes as would be necessary to allow the Offeror's authorized personnel to assume the continuing operations of Genesis.

                                   ARTICLE 3
                          FEES AND OTHER ARRANGEMENTS

3.1  Compensation Fee.  If at any time after the time of execution of this
     ----------------
     Agreement:

     (a) Genesis Board has withdrawn or, in any manner adverse to the Offeror, redefined, modified or changed any of its recommendations, approvals, resolutions or determinations referred to in Sections 1.3, 1.6 and 1.9 or has resolved to do so;

     (b) Genesis Board has failed to reaffirm its recommendation of the Offer to Shareholders by press release within five days after the public announcement or commencement of any Acquisition Proposal made prior to the Expiry Time and in a Directors' Circular within 10 days after the mailing of any such Acquisition Proposal;

     (c) Genesis Board has recommended that Shareholders deposit their Common Shares under, vote in favour of, or otherwise accept, an Acquisition Proposal;

     (d) Genesis has entered into an agreement (other than a confidentiality agreement substantially similar to the Confidentiality Agreement) with any person with respect to an Acquisition Proposal to be made prior to the Expiry Time;

     (e) a Superior Proposal is publicly announced, proposed, offered or made to the Shareholders or to Genesis and at the Expiry Time the Minimum Condition (as defined in Schedule 1.1(c) to this Agreement) of the Offer has not been satisfied; or

     (f) Genesis breaches in any material respect representations, warranties or covenants made by it in this Agreement,

     then Genesis shall promptly pay to the Offeror an amount which is equal to 4% of the value (calculated based on the offer price per Common Share multiplied by the number of Common Shares outstanding on a fully diluted basis, plus all bank debt and all long term debt including the current portion thereof, without duplication) of the Offer or, if a Superior Proposal has been announced, proposed, offered or made, of the Superior Proposal or Superior Proposals having the highest value from time to time considered by Genesis, whether or not there is in fact a Superior Proposal, to compensate the Offeror for facilitating a higher offer for Genesis.
     Such payment shall be made in immediately available funds, within two business days after the first to occur of the events described above. In the event there is more than one Superior Proposal, or a Superior Proposal is proposed to Genesis for the first time after a fee has been paid to the Offeror pursuant to this Section 3.1, then the fee required to be paid hereby shall be recalculated and any incremental fee shall be paid to the Offeror within two business days after the event that gives rise to the recalculation.

3.2  Right of First Refusal and Property Option.  Genesis will not enter into
     ------------------------------------------
     any agreement regarding a Superior Proposal (the "Proposed Agreement")
                                                       ------------------
     without providing Offeror with the full details of the Proposed Agreement and with an opportunity of not less than 72 hours to amend this Agreement to provide at least as favourable or more favourable terms to the Shareholders than those to be included in the Proposed Agreement, including a cash price per share for the outstanding Common Shares, on a fully diluted basis, not less than the cash price per share in the Proposed Agreement. In particular, Genesis covenants to provide the Offeror with a true and complete copy of any Proposed Agreement at least 72 hours prior to its proposed execution by Genesis and to immediately provide to the Offeror a true and complete copy of any Proposed Agreement executed. In the event the Offeror agrees to and does amend this Agreement as provided above within such 72 hour period, Genesis covenants to not enter into the Proposed Agreement. In the event, however, that either: (i) Genesis enters into an agreement (other than a confidentiality agreement substantially similar to the Confidentiality Agreement) with any person with respect to a Superior Proposal to be made prior to the Expiry Time; or (ii) any person (other that the Offeror) takes up and pays for any Genesis Shares pursuant to an Acquisition Proposal announced prior to the Expiry Time; then, the Offeror shall have the right, at its option, exercisable by written notice given within 180 days of the occurrence of either such event, to purchase for cash at a price in cash that the property would have brought at the time of the exercise if then offered for sale in the open market by a seller under no compulsion to sell (the "Fair Market Value") one or more
                                              -----------------
     of the following:

     (a)  All of the issued and outstanding shares of Genex NWT Ltd. ("Genex
                                                                       -----
          NWT") together with Genesis' interest in the Genesis Energy
          ---
          partnership (the "Partnership") with Genex NWT, together with Genesis' interest in the joint venture with Devlan Exploration Inc., including all properties and other rights currently held or owned by or for the benefit of Genex NWT or Genesis in connection with petroleum and natural gas exploration, development, production, processing, transportation and marketing of hydrocarbon resources on exploration licenses #373, #374 and #386 covering 870,000 acres in the Grandview Hills area of the Northwest Territories of Canada;

     (b) All properties and other rights currently held or owned by or for the benefit of Genesis in connection with petroleum and natural gas exploration, development, production, processing, transportation and marketing of hydrocarbon resources located in that portion of the Province of Alberta, Canada lying north of township 67, south of township 73, east of range 25 and west of range 20;

     (c) All properties and other rights currently held or owned by or for the benefit of Genesis in connection with petroleum and natural gas exploration, development, production, processing, transportation and marketing of hydrocarbon resources located in that portion of the Province of Saskatchewan, Canada lying north of township 25, south of township 30, east of range 12 and west of range 7;

     Closing of the purchase and sale of any of the above will occur as soon as reasonable possible after the Offeror and Genesis have reached agreement as to applicable Fair Market Value. If agreement as to Fair Market Value has not been reached within 30 days following exercise of the option, either the Offeror or Genesis may submit the matter of the determination of Fair Market Value to binding arbitration in Calgary, Alberta in accordance with the Arbitration Act (Alberta).


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

     The Offeror hereby represents and warrants to Genesis that:

4.1  Organization and Qualification.  The Offeror is a corporation duly
     ------------------------------
     incorporated, validly existing and in good standing under the laws of the State of Delaware, U.S.A., and has the requisite corporate power and authority to carry on its business as it is now being conducted.

4.2  Authority Relative to this Agreement.  The Offeror has the requisite
     ------------------------------------
     corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Offeror of the transactions contemplated hereby and by the Offer have been duly authorized by the Offeror, and no other corporate proceedings on the part of the Offeror are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror enforceable against the Offeror in accordance with its terms.

4.3  Funds Available.  The Offeror has sufficient funds or financing available
     ---------------
     to make the Offer on the terms as contemplated hereby and to purchase all outstanding Common Shares deposited pursuant to the Offer and to pay all related fees and expenses.

4.4  No Violations.
     -------------

     (a) Neither the execution nor the delivery of this Agreement by the Offeror nor the consummation of the transactions contemplated hereby and by the Offer, nor compliance by the Offeror with any of the provisions hereof will, subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any judgment, statute, ordinance, law, rule or regulation applicable to the Offeror which would have a material adverse effect on the ability of the Offeror to consummate the transactions contemplated by this Agreement.

     (b) Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Investment Canada Act (Canada) and the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 if and to the extent applicable, there is no legal impediment to the Offeror's consummation of the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the ability of the Offeror to consummate the transactions contemplated by this Agreement.

4.5  No Violations.  The Offeror is not subject, directly or indirectly, to any
     -------------
     outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on the ability of the Offeror to consummate the transactions contemplated by this Agreement.

4.6  No Ownership.  The Offeror and, to its knowledge, its associates and
     ------------
     affiliates, do not at the date hereof own or exercise control and direction over any Common Shares.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF GENESIS

     Genesis hereby represents and warrants to the Offeror, and covenants with the Offeror, as follows:

5.1  Organization and Qualification.  Genesis is a corporation duly organized,
     ------------------------------
     validly existing and in good standing under the laws of Alberta, and has the requisite corporate power and authority to carry on its business as it is now being conducted. Genesis and its Subsidiaries are duly registered to do business and each is in good standing in respect of the filing of annual returns and other filings under Applicable Corporate Laws in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Genesis or on the ability of Genesis to consummate the transactions contemplated hereby. Copies of the constating documents (including articles, by-laws and constating agreements) of Genesis and its Subsidiaries, together with all amendments (collectively, the "Genesis Governing Documents"), delivered or to be delivered to the
          ---------------------------
     Offeror are accurate and complete and have not been amended or superseded.

5.2  Authority Relative to this Agreement.  Genesis has the requisite corporate
     ------------------------------------
     power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Genesis Board, and no other corporate proceedings on the part of Genesis are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Genesis and constitutes a legal, valid and binding obligation of Genesis enforceable against Genesis in accordance with its terms.

5.3  No Violations.
     -------------

     (a) Except as disclosed in the Disclosure Letter, neither the execution nor the delivery of this Agreement by Genesis, nor the consummation of the transactions contemplated hereby and by the Offer, nor compliance by Genesis with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Genesis under any of the terms, conditions or provisions of (x) the respective Genesis Governing Documents or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation respecting Genesis or to which any of its properties or assets may be subject, or by which Genesis is bound; or
          (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, law, rule or regulation applicable to Genesis or its properties or assets (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of Genesis or on the ability of Genesis to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations or financial condition of Genesis.

     (b) Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Investment Canada Act (Canada) and the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, if and to the extent applicable, (i) there is no legal impediment to Genesis' consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of Genesis in connection with the making or the consummation of the Offer, except for the Directors' Circular and such other filings and approvals as may be required under Applicable Corporate Laws and Applicable Securities Laws as a result of the Offer and such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Genesis or on the ability of Genesis to consummate the transactions contemplated hereby.

5.4  Compliance with Law.  Except as disclosed in the Disclosure Letter, Genesis
     -------------------
     has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a material adverse effect on its business, affairs, operations, assets, prospects or financial condition or on the ability of Genesis to consummate the transactions contemplated hereby.

5.5  Capitalization. As of the date hereof, the authorized share capital of
     --------------
     Genesis consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which as of the date hereof 38,596,701 Common Shares are issued and outstanding and there are no other shares of any class or series outstanding. As of the date hereof 3,570,919 Common Shares are issuable upon exercise of outstanding stock options at exercise prices ranging from $4.45 to $13.50 at a weighted average price of $8.58 per Common Share. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Genesis of any shares of Genesis (including the Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Genesis (including the Common Shares). All outstanding Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, and all Common Shares issuable upon the exercise of outstanding stock options, in accordance with their terms, will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

5.6  Material Agreements.  All agreements, permits, licenses, approvals,
     -------------------
     certificates and other rights and authorizations material to the direct and indirect conduct of its business are listed in Schedule 5.6 and are valid and subsisting and Genesis is not in material default under any such agreements, permits, licenses, approvals, certificates or other rights or authorizations. The Offeror has been provided with true and complete copies of or access to all agreements material to Genesis or the conduct of Genesis' and its business.

5.7  Filings.  The documents and information filed under Applicable Securities
     -------
     Laws, since December 31, 1997 (the "Public Documents"), are, as of their respective dates, in compliance in all material respects with all applicable laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8  Financial Statements.  The consolidated balance sheets and statements of
     --------------------
     earnings, retained earnings and changes in financial position as of and for the fiscal years ended December 31, 2000, 1999 and 1998, and contained in the Public Documents, were prepared in accordance with Applicable Securities Laws and generally accepted accounting principles in Canada and present fairly, in all material respects, the financial position of Genesis, the results of its operations and the changes in its financial position for such fiscal year. Except as expressly disclosed in such financial statements, Genesis had no material liabilities (whether actual, accrued or contingent, and whether direct or indirect) at such dates.

5.9  Transaction Fees.  Genesis has not retained any financial adviser, broker
     ----------------
     or agent finder, or paid or agreed to pay any financial advisor, broker, agent or finder, on account of this Agreement or any transaction contemplated hereby, except that TD Securities Inc. and

     Yorkton Securities Inc. have been retained as Genesis' financial advisors in connection with certain matters including the transactions contemplated hereby. The fees payable by Genesis to its financial advisors are disclosed in the Disclosure Letter and a true and complete copy of the engagement letter with such financial advisors has been provided to, and will not be amended without the prior written consent of, the Offeror, not to be unreasonably withheld.

5.10 Absence of Changes.  Since December 31, 2000, except as disclosed in
     ------------------
     Schedule 5.10: (i) Genesis has conducted its business only in the usual, ordinary and regular course and consistent with past practice, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Genesis has been incurred other than in the usual, ordinary and regular course of business and consistent with past practice, (iii) there has not been any material adverse change in its financial condition, results of operations, prospects, business or property, and (iv) no event has occurred which, if it had occurred after the date hereof, would have been prohibited by Section 2.1 without the consent of the Offeror.

5.11 Employment Agreements.  Except as disclosed in the Disclosure Letter,
     ---------------------
     Genesis is not a party to any employment agreement or to any written or oral policy, agreement, obligation or understanding or any amendment thereto which contains any specific agreement as to notice of termination or severance pay in lieu thereof or which cannot be terminated without cause upon giving reasonable notice as may be implied by law. True and complete copies of all such written agreements, obligations, understandings and amendments have been delivered to or made available to the Offeror prior to the date hereof. Except as disclosed in the Disclosure Letter, Genesis has not entered into, and, without the prior written consent of the Offeror, will not enter into, any agreements or understandings (or amend any presently effective agreements or undertakings) with any directors, officers or employees of Genesis or a Subsidiary providing rights in respect of loss or termination of office or employment in the event the Offer is successful.

5.12 Employee Obligations.  The direct and indirect aggregate obligations and
     --------------------
     liabilities of Genesis to pay any amounts to or on behalf of directors, officers, employees and consultants do not and will not exceed an aggregate of $4 million for severance (including pursuant to a change of control).

5.13 United States Relationship.  Genesis and its Subsidiaries: (i) in the
     --------------------------
     aggregate, currently hold less than U.S. $15 million of assets (on a book-value basis) located in the United States and had sales in or into the United States of less than U.S. $25 million in Genesis' most recently completed fiscal year; (ii) is a "foreign private issuer" as defined in
                                       ----------------------
     Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the "1934 Act"); (iii) is not aware (after due inquiry) that the level of ownership by U.S. holders of Common Shares equals or exceeds 40% of the outstanding Common Shares; (iv) is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended; and (v) does not have a class of securities registered under Section 12 of the 1934 Act.

     "U.S. holder" means any person or entity whose address appears on the
      -----------
     records of Genesis, or any voting or other trustee, depository, share transfer agent or other person or entity acting in a similar capacity on behalf of Genesis, as being located in the United States.

5.14 Employee Benefit Plans.  Except as disclosed in Schedule 5.14: (i) Genesis
     ----------------------
     does not have any defined benefit plans or any other employee benefit plans and has not made any promises with respect to increased benefits under such plans and all contributions (including premiums) required by law or contract to have been made or accrued, under or with respect to such plans, have been paid or accrued, as the case may be; and (ii) Genesis has no stock option plans or other compensation arrangements and is not otherwise a party to any agreement to provide any Common Shares or other securities (including any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Common Shares) or to provide any options to acquire Common Shares or any other securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Common Shares. Genesis does not have any plan to establish, modify or enter into any of the foregoing.

5.15 Employee Arrangement Compliance. Except in each case, as would not,
     -------------------------------
     individually or in the aggregate, result in a material liability to Genesis or as set forth in the Disclosure Letter: (i) Genesis has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, any plans, arrangements, agreements or other matters contemplated by Sections 5.11, 5.12 or 5.14, ("Employee
                                                                  --------
     Arrangements") and each Employee Arrangement has been established and
     ------------
     maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, (ii) there are no actions, suits or claims pending, or, to the knowledge of Genesis, threatened or reasonably anticipated or (other than routine claims for benefits) against any Employee Arrangement or against the assets of any Employee Arrangement; (iii) subject to receipt of any required consent from the other parties thereto, each Employee Arrangement (other than currently outstanding stock options) can be amended, terminated or otherwise discontinued after the Expiry Time in accordance with its terms, without direct or indirect liability to the Offeror or Genesis (other than pursuant to such terms and reasonable expenses typically incurred in a termination event); and (iv) all direct or indirect contributions due from Genesis with respect to any Employee Arrangements have been accrued on the balance sheet of Genesis for the year ended December 31, 2000.

5.16  Effect of Transaction.  Except as disclosed in the Disclosure Letter, the
      ---------------------
      execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Arrangement, trust or loan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in benefits or obligation to fund benefits with respect to any direct or indirect employee of

     Genesis. There is no contract, plan or arrangement (written or otherwise) directly or indirectly covering any employee or former employee of Genesis that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the Income Tax Act (Canada).

5.17 Books and Records.  The corporate records and minute books of Genesis and
     -----------------
     each Subsidiary have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

5.18 Litigation, etc.  Except as disclosed in Schedule 5.18, there are no
     ----------------
     actions, suits or proceedings pending or, to the knowledge of Genesis, threatened directly or indirectly affecting Genesis at law or in equity or before or by any court or federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of Genesis which, if successful, could have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Genesis or on the ability of Genesis or the Offeror to consummate the transactions contemplated by this Agreement or the Offer. Genesis is not subject, directly or indirectly, to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect on Genesis or on the ability of Genesis or the Offeror to consummate the transactions contemplated by this Agreement or the Offer.

5.19 Environmental.
     -------------

     (a)  Except as disclosed in the Disclosure Letter:

          (i) Genesis is not (after due inquiry) aware of, or has received, any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures;

          (ii) Genesis has not received any demand or notice with respect to any existing, pending or threatened material violations of any Environmental Law, applicable to Genesis or its business, including any rules, policies or regulations respecting the use, discharge, storage, treatment, transportation, or disposition of environmental contaminants;

          (iii) to Genesis' knowledge (after due inquiry), there are no claims, investigations or inquiries existing, pending or threatened directly or indirectly against Genesis (or directly or indirectly naming Genesis as a potentially responsible party) based on non-compliance with any Environmental Law at any of the properties or facilities currently or formerly directly or indirectly owned, leased or operated by Genesis;

          (iv) Genesis has not directly or indirectly, nor to Genesis' knowledge has any other person, with respect to Genesis' business, filed any notice under any

                 Environmental Law reporting past or present treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material;

          (v)    to Genesis' knowledge (after due inquiry), no encumbrance for:
                 (a) any liability under Environmental Laws; or (b) damages arising from or costs incurred in connection with a Release of a Hazardous Material or other substance into the environment has been filed or is attached to any direct or indirect property or assets of Genesis;

          (vi) Genesis does not have any direct or indirect material contingent liabilities in connection with: (a) the Release or threatened Release into the environment at, beneath or on any property or facility now or previously directly or indirectly owned, leased or operated by Genesis; or (b) the storage or disposal of any Hazardous Material;

          (vii) Genesis has not directly or indirectly received any claim, complaint, notice, letter of violation, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facility or property (including off-site storage or disposal of any Hazardous Material from such facility or property) currently or formerly directly or indirectly owned, leased or operated by Genesis;

          (viii) to Genesis' knowledge (after due inquiry), no property now or previously directly or indirectly owned, leased or operated by Genesis is listed on any federal, provincial, territorial, state, local, or foreign government or any agency or political subdivision or any such government list as a site requiring investigation or cleanup;

          (ix) Genesis is not directly or indirectly transporting, has not transported and is not arranging for the transportation of any Hazardous Material to any location which is listed on any federal, state or provincial list or which is the subject of federal, provincial, territorial, state, local, or foreign government or any agency or political subdivision or any such government enforcement actions or other investigations that would reasonably be expected to lead to material claims against Genesis for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury;

          (x) there are no sites, locations or operations at which Genesis is directly or indirectly currently undertaking, or has completed, any removal, remedial or response action relating to any such disposal or Release, as required by Environmental Laws;

          (xi) Genesis does not directly or indirectly own or operate any underground storage tanks, treatment, storage or disposal facilities or any solid waste disposal facilities; and

          (xii) Genesis has provided the Offeror with all environmental audits, tests, results of investigations and analyses that have been performed with respect to any property or facility currently or formerly directly or indirectly owned, leased or operated by Genesis.

     (b) Genesis has not directly or indirectly received notice of, and (after due inquiry) is not aware of, any material environmental liabilities related to its direct or indirect assets.

     (c) All material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature necessary for the ownership, operation, development, maintenance, or use of any of Genesis' assets or otherwise in connection with the direct or indirect business or operations of Genesis ("Environmental Permits") have been obtained and maintained in
                    ---------------------
          full force and effect. Genesis has complied in all material respects with all Environmental Permits directly or indirectly applicable to it, and there is no action, investigation or proceeding pending or to the knowledge of Genesis, threatened regarding any Environmental Permit.

     (d) Genesis and its direct and indirect assets and the ownership, operation, development, maintenance and use thereof are, in all material respects, in compliance with all Environmental Laws and with all terms and conditions of all Environmental Permits, and all material prior instances of non-compliance have been fully and finally resolved to the satisfaction of all federal, provincial, territorial, state, local or foreign government or any agency or political subdivision of any such government authorities with jurisdiction over such matters.

     (e)  As used herein:

          (i)  "Environmental Law" means any requirement pursuant to law, policy
                -----------------
               or regulation or any order, judgment or decree relating to the protection of human health, safety or the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including petroleum and petroleum products and byproducts.

          (ii)   "Hazardous Material" means (a) any chemicals or other materials
                  ------------------
                 or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous
                     --------------------    ----------------    ---------
                 materials," "extremely hazardous wastes," "restricted hazardous
                 ---------    --------------------------    --------------------
                 wastes," "toxic substances," "pollutants," "contaminants," or
                 ------    ----------------    ----------    ------------
                 words of similar import under any Environmental Law, including petroleum and petroleum products and byproducts and radioactive materials (including naturally occurring radioactive materials); and (b) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any federal, provincial, territorial, state, local or foreign government or any agency or political subdivision of any such government authority under any Environmental Law.

          (iii)  "Release" means any actual or threatened release, spill,
                  -------
                 effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

5.20 Tax Matters.
     -----------
     (a)  For purposes of this Agreement, the following definitions shall apply:

          (i)    "Taxes" shall mean all taxes, however denominated (including
                  -----
                 any interest, penalties or other additions that may become payable in respect thereof) imposed by any federal, provincial, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal, provincial and state income taxes), payroll and employee withholding taxes, employment insurance, social insurance taxes, sales and use taxes, goods and services tax, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Genesis is directly or indirectly required to pay, withhold or collect.

          (ii) "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

     (b) All Returns required to be filed by or on behalf of Genesis have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. Except as disclosed in the Disclosure Letter, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are directly or indirectly payable by Genesis with respect to items or periods covered by such Returns.

     (c) Genesis has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 2000, for Taxes, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

     (d) For all periods ending on and after December 31, 1995, the Offeror has been furnished by Genesis or had access to true and complete copies of
          (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Genesis or on behalf of Genesis relating to Taxes, and (ii) drafts of all federal, provincial and state income and other tax returns of Genesis which are prepared for filing prior to the Expiry Time.

     (e) Except as disclosed in the Disclosure Letter: (i) no deficiencies exist or have been asserted, directly or indirectly, against Genesis with respect to Taxes; (ii) Genesis is not, directly or indirectly, a party to any action or proceeding for assessment or collection of Taxes, nor has any such event been directly or indirectly asserted or threatened against Genesis or any of its assets; (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Genesis; and (iv) the Returns of Genesis have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

     (f) Except as disclosed in the Disclosure Letter, Genesis has provided adequate accruals in its financial statements for the years ended December 31, 2000 and 1999 (or such amounts are fully funded), for all pension or other employee benefit obligations of Genesis arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or directly or indirectly binding on Genesis.

5.21 Reporting Issuer Status.  Genesis is a "reporting issuer" in material
     ----------------                        ----------------
     compliance with all Applicable Securities Laws of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec. The Common Shares are listed only on, and Genesis is in material compliance with the rules and policies of, The Toronto Stock Exchange.

5.22 Subsidiaries.  Genesis owns 100% of the securities of Genex NWT and 750794
     ------------
     Alberta Ltd. ("750794") and Genesis and Genex NWT together own 100% of the
                    ------
     Partnership. Genex NWT, 750794 and the Partnership are Genesis' only Subsidiaries. All of the securities of Genex NWT and 750794 are directly owned by Genesis and all the interest in the Partnership is directly owned by Genex NWT and Genesis, in each case with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever, except as disclosed in written form to the Offeror. No person has any right, whether contractual or otherwise, to acquire any shares of Genex NWT or 750794 or any interest in the Partnership or to acquire any of the unissued shares, interests or other securities of Genex NWT, 750794 or the Partnership. All outstanding shares in the capital of Genex NWT and 750794 and all outstanding interest in the Partnership have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Genesis, Genex NWT, 750794 or the Partnership. Except for Genex NWT, 750794 and the Partnership, Genesis does not directly or indirectly own any interest in any person, corporation, partnership, joint venture or other entity nor does it have any right or obligation to acquire any such interest.

5.23 Debt.  Genesis' consolidated long-term debt, including the current portion
     ----
     of long-term debt, does not exceed Cdn. $147,000,000.

5.24 Shareholder Rights Plan.  Genesis' Board has irrevocably resolved to waive
     -----------------------
     the application of Genesis' Shareholder Rights Plan Agreement dated March 30, 1998 between Genesis and Montreal Trust Company of Canada (the "Rights
                                                                         ------
     Plan") to the Offer, such waiver to be effective no later than immediately
     ----
     prior to the time of execution of this Agreement, such that all rights thereunder and the Rights Plan shall cease to be exercisable with respect to the Offer.

5.25 Share Deposit Agreements.  Each of Genesis' directors and officers has
     ------------------------
     advised Genesis that he intends to, and each has been advised by his associates and affiliates that each of them intends to, tender his, her or its Common Shares (including all Common Shares acquired between the date hereof and the Expiry Time, whether pursuant to the exercise of options or otherwise) to the Offer. Genesis will deliver the Share Deposit Agreements in accordance with Section 2.6.

5.26 Accurate Information.  All data and information provided by Genesis to the
     --------------------
     Offeror and its agents and representatives is true and correct in all material respects and does not omit any data or information necessary to make the data and information provided not misleading.

5.27 No Manipulation.  Neither Genesis nor, to its knowledge, any of its
     ---------------
     insiders has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization or manipulation of the trading price or trading volume of the Common Shares.

5.28 No Undisclosed Material Liabilities.  Except: (a) as expressly disclosed
     -----------------------------------
     or reflected in the audited financial statements of Genesis as at December 31, 2000 previously delivered to the Offeror, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice, or (ii) pursuant to the terms of this Agreement, Genesis has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a consolidated balance sheet of Genesis. Other than as disclosed in the Disclosure Letter, Genesis has not entered into any financial hedging arrangements or any forward sale agreements for the physical delivery of commodities.

5.29 Subsequent Public Filings.  Between the date hereof and the Expiry Time,
     -------------------------
     Genesis will deliver to the Offeror as soon as they become available true and complete copies of any report or statement filed by it with Regulatory Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided solely by the Offeror): (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply in all material respects with all applicable requirements of law including Applicable Securities Laws. The financial statements of Genesis issued by Genesis or to be included in such reports and statements will be prepared in accordance with generally accepted accounting principles in Canada and will present fairly the financial position, results of operations and changes in financial position of Genesis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to non-material, customary year-end audit adjustments). Between the date hereof and the Expiry Time, Genesis will also deliver to the Offeror as soon as they become available copies of any press releases issued by Genesis.

5.30 Insurance.  Policies of insurance in force as of the date hereof naming
     ---------
     Genesis as an insured adequately cover all risks reasonably and prudently foreseeable in the direct or indirect operation and conduct of the business of Genesis which are insurable on reasonable economic terms and as would be customary in respect of the business carried on by Genesis. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement, including the Offer.

5.31 Confidentiality Agreements.  True and complete copies of all agreements
     --------------------------
     entered into by Genesis with persons other than the Offeror regarding the confidentiality of information provided to such persons or reviewed by such persons have been provided to the Offeror.

5.32 Labor and Employee Relations.
     ----------------------------
     (a) There exists no collective bargaining agreement or other labor union contract applicable to any employees of Genesis and no such agreement or contract has been directly or indirectly requested by any employee or group of employees of Genesis, nor has there been any discussion with respect thereto by management of Genesis with any of its employees. Genesis has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any employees of Genesis and Genesis is not aware of any such threatened charges or claims.

     (b) Genesis is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of its employees. There is not currently pending, with regard to any of its facilities, any proceeding before the applicable Canadian agency wherein any labor organization is seeking representation of any employees of Genesis.

     (c) Genesis is not aware of any strikes, work stoppages, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of its employees.

5.33 Absence of Certain Business Practices.  Neither Genesis nor to Genesis'
     -------------------------------------
     knowledge any of its officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of Genesis (or to assist Genesis with any actual or proposed transaction) which (i) might subject Genesis to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the assets, business or operations of Genesis, or (iii) if not continued in the future, might materially adversely affect the assets, business operations or prospects of Genesis or which might subject Genesis to suit or penalty in a private or governmental litigation or proceeding.

5.34 Engineering Reports.  Genesis has provided to Outtrim Szabo Associates
     -------------------
     Ltd., independent geological and petroleum engineering consultants (the "Independent Engineer"), all material information concerning land
      --------------------
     descriptions and well data respecting at least 90% of the oil and gas assets of Genesis at December 31, 2000 in respect of the evaluation reports dated February 22, 2001 (collectively, the "Reserve Reports") and, in
                                                 ---------------
     particular, all material information respecting Genesis' interests in such oil and gas assets and all rentals, royalties, overriding royalty interests, production payments, net profits interest burdens and other payments due or payable with respect thereto and Genesis is not aware (after due inquiry) of any information not provided to the Independent Engineer that would have a material adverse impact on the evaluation report, taken as a whole.

5.35 Title.
     -----
     Genesis:

     (a) or Genex NWT, 750794 or the Partnership has good and indefeasible right, title and interest in and to all properties and assets directly or indirectly reflected in the Reserve Reports and the Public Documents (including, for greater certainty, its exploration interests in Saskatchewan and the Northwest Territories) and no such property, asset or interest is subject to any lien, mortgage, pledge, security, interest, charge, claim or demand or encumbrance of any kind, whether by law or by equity, except those that would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Genesis or on the ability of Genesis to consummate the transactions contemplated hereby; and

     (b) enjoys peaceful and undisturbed possession under all agreements material to the operation of its other properties, assets and businesses and all such agreements are valid and subsisting and are in full force and effect and there exists no default under any provision of any agreement which would permit any of the other parties thereunder to terminate any such agreement or to exercise any rights under such agreement, except those that would not have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Genesis, or on the ability of Genesis to consummate the transactions contemplated hereby.

5.36 Operational Matters.
     -------------------

     (a)  Genesis:

          (i) is not in breach of or default, or with the lapse of time or the giving of notice, or both, would not directly or indirectly be in breach or default, with respect to any of its respective obligations under any agreement to which any of its assets are bound, to the extent that such breach or default would have a materially adverse impact on the aggregate of its assets; or

          (ii) has not given or threatened to give notice of any default under, or made inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any such agreement;

     (b) substantially all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Genesis, have been properly and timely paid;

     (c) substantially all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Genesis have been duly paid, performed, or provided for prior to the date hereof;

     (d) all (i) wells located in or on Genesis' lands, or lands pooled or unitized therewith, which have been abandoned by Genesis, have been abandoned in accordance with good oil and gas field practices and in compliance with all applicable laws and regulations; and (ii) future abandonment, remediation and reclamation obligations have been accurately disclosed in written form to the Offeror;

     (e) substantially all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Genesis is directly or indirectly bound have been properly and timely paid, except for such expenses as are being currently paid prior to delinquency in the ordinary course of business;

     (f) except as disclosed in Schedule 5.36, there are no material pipeline and production imbalances and penalties as of the date hereof arising with respect to the assets and no purchaser is entitled to material "make-up" or otherwise take or receive material deliveries of
           -------
          hydrocarbons attributable to Genesis' direct or indirect interest in Genesis' assets without paying at the time of such deliveries the full contract price therefor;

     (g) no person is entitled to receive any material portion of hydrocarbons or to receive material cash or other payments to "balance" any
                                                            -------
          disproportionate allocation of hydrocarbons produced from Genesis' assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreement, whether similar or dissimilar; and

     (h) no claim, notice, or order from any governmental authority has been directly or indirectly received by Genesis due to hydrocarbon production from Genesis' assets being in excess of allowables or similar violations which could result in material curtailment of hydrocarbon production from any of its assets after the date hereof.

5.37 Flow-Through Shares.  Genesis has fulfilled its obligations to incur and
     -------------------
     renounce exploration and development expenses in the full amount of any subscription funds received pursuant to any flow-through common share subscription agreements.

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

6.1  Other Filings.  The Offeror and Genesis have each filed, or as promptly as
     -------------
     practicable hereafter shall prepare and file, any filings required under Applicable Corporate Laws, the Competition Act (Canada), the Investment Canada Act (Canada), Applicable Securities Laws and the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent applicable, or any other applicable law relating to the Offer, the Directors' Circular and the transactions contemplated hereby.

6.2  Further Assurances.  Subject to the terms and conditions herein provided
     ------------------
     and to fiduciary obligations under applicable law as advised by legal counsel, each of the parties hereto agrees to use reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Offer, and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts to: (i) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations; (ii) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including the Offer; (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Offer; (iv) effect all necessary registrations and other filings and submissions of information requested by governmental authorities; (v) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Genesis' operations); and (vi) fulfill all conditions and satisfy all provisions of this Agreement and the Offer.

     For purposes of the foregoing, the obligation of Genesis and the Offeror to use "reasonable commercial efforts" to obtain waivers, consents and
          -----------------------------
     approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

6.3  Fees and Expenses.  Except as otherwise specifically provided herein, each
     -----------------
     party shall pay its own fees and expenses in connection with the matters contemplated in this Agreement.

6.4  Employment Contracts.  The Offeror agrees that, if it takes up and pays for
     --------------------
     Common Shares under the Offer, it will cause Genesis to fulfill its obligations pursuant to employment contracts between Genesis and those employees of Genesis (true and correct copies of written employment contracts have been provided to the Offeror prior to the date hereof) who are meeting the terms of their employment; provided, that this Section 6.4 shall not restrict or prohibit the Offeror from dissolving Genesis, reorganizing the capital of Genesis, transferring the assets of Genesis to another entity, causing Genesis to assume the liabilities of another entity, or otherwise reorganizing or restructuring Genesis or its businesses if, as part of such transaction or reorganization, the Offeror causes the obligations under this Section 6.4 to be assumed by the Offeror or an entity controlled by the Offeror that has a net worth substantially similar to or greater than the net worth of Genesis as at December 31, 2000.

6.5  Officers' and Directors' Insurance.  The Offeror agrees to use reasonable
     ----------------------------------
     efforts to secure directors' and officers' liability insurance coverage for Genesis' current and former directors and officers on a three year "trailing" or "run off" basis from and after the Expiry Time. If a trailing
      --------      -------
     policy is not available, then the Offeror agrees that, for the entire period from the Expiry Time until three years after the Expiry Time, the Offeror will cause Genesis or any successor to Genesis to maintain Genesis' current directors' and officers' insurance policy (a true and correct copy of which Genesis has provided to the Offeror prior to the date hereof) or an equivalent policy. The terms and conditions of all policies referred to in this Section 6.5 shall be no less advantageous to the directors and officers of Genesis than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Genesis, covering claims made prior to or within three years after the Expiry Time.

6.6  Notice of Material Changes, Untruth and Non-Compliance.  From the date
     ------------------------------------------------------
     hereof until the termination of this Agreement, Genesis shall immediately notify the Offeror in written form of:

     (a) any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Genesis or any Subsidiary;

     (b) any material change in or untruth of any representation or warranty given in this Agreement by Genesis or in the underlying basis thereof; or

     (c) any covenant or obligation of Genesis herein which has not or may not be complied with in all material respects.

     Genesis shall provide the Offeror with reasonable details of the material change, untruth or non-compliance. Genesis shall in good faith discuss with the Offeror any change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to the Offeror pursuant to this Section 6.6.

                                   ARTICLE 7
                    TERM, TERMINATION, AMENDMENT AND WAIVER

7.1  Term.  This Agreement shall be effective from the date hereof until the
     ----
     earliest of: (i) the termination of this Agreement pursuant to Section 7.2;
     (ii) the appointment or election to Genesis' Board of persons designated by the Offeror pursuant to Section 1.6 and (iii) the third business day after the Offeror takes up Common Shares under the Offer, if the Offeror does not designate such persons, provided that Sections 3.1, 6.3, 6.4 and 6.5 shall survive the termination of this Agreement.

7.2  Termination.  This Agreement, other than the provisions set forth in
     -----------
     Sections 3.1, 6.3, 6.4 and 6.5, may be terminated by written notice promptly given to the other party hereto, at any time prior to the time the Offeror first takes up and pays for the Common Shares:

     (a)  by the Offeror, if the conditions set forth in (i)
          Section 1.2(a)(iii) -(v) have not been satisfied or waived by the Offeror by April 20, 2001, or (ii) Schedule 1.1(c) have not been satisfied or waived by the Offeror on or before the Expiry Time, subject to the obligation to extend set out in Section 1.1(c);

     (b) by the Offeror, if the Genesis Board shall withdraw, modify or change any recommendation regarding the Offer in a manner adverse to the Offeror, in accordance with Section 2.2(a), in which event the fee set forth in Section 3.1 shall become due and payable by Genesis to the Offeror;

     (c) by Genesis, if the Offeror has not taken up and paid for the Common Shares deposited under the Offer on or before that date which is 45 days following the date of mailing of the Offer;

     (d) by either the Offeror or Genesis, if the Offer terminates or expires at the Expiry Time without the Offeror taking up and paying for any of the Common Shares as a result of the failure of any condition set forth in Schedule 1.1(c) which has not been waived;

     (e) by either the Offeror or Genesis, in the event that the other of them shall not have complied with or performed, in all material respects, its covenants and obligations under this Agreement to be complied with or performed at or prior to the Expiry Time, or any of the representations and warranties of the other of them under this Agreement are not true and correct in all material respects at or prior to the Expiry Time, in which event, if Genesis is the party in breach, the fee set forth in Section 3.1 shall become due and payable by Genesis to the Offeror;

     (f) by either the Offeror or Genesis, in the event that the fee contemplated in Section 3.1 shall have been paid by Genesis to the Offeror in accordance with the terms thereof; or

     (g)  by mutual written consent of Genesis and the Offeror.

7.3  Effect of Termination.  In the event of the termination of this Agreement
     ---------------------
     as provided in Section 7.2, this Agreement shall forthwith become void and there shall be no liability on the part of Offeror or Genesis hereunder, except as set forth in Section 3.1, and this Section 7.3. Nothing contained in this Section 7.3 shall relieve any party from liability for any breach of any provision of this Agreement prior to the termination hereof and from any obligation to pay the fee set forth in Section 3.1. No termination of this Agreement shall affect the obligations of the parties pursuant to the Confidentiality Agreement, except to the extent specified therein.

                                   ARTICLE 8
                               GENERAL PROVISIONS

8.1  Notices.  All notices and other communications given or made pursuant
     -------
     hereto shall be in writing and shall be deemed to have been duly given or made as of (a) the date delivered, if delivered personally, (b) the day of transmission or delivery by courier or facsimile transmission or (c) the fifth day after being sent by regular air mail, postage prepaid, to the parties at the following address (or at such other addresses as shall be specified by either party by notice to the other):

(a)  if to Offeror:

               Vintage Petroleum, Inc.
               110 West Seventh Street
               Tulsa, Oklahoma
               U.S.A. 74119

               Attention:    Robert W. Cox

               Telephone:    (918) 878-5730
               Facsimile:    (918) 878-5704

          with a copy to:

               Blake, Cassels & Graydon LLP
               Barristers and Solicitors
               Bankers Hall East
               3500, 855 - 2nd Street S.W.
               Calgary, Alberta Canada  T2P 4J8

               Attention:    Pat Finnerty

               Telephone:    (403) 260-9608
               Facsimile:    (403) 260-9700

(b)  if to Genesis:

               Genesis Exploration Ltd.
               Suite 300, 311 - 6th Avenue S.W.
               Calgary, Alberta
               Canada T2P  3H2

               Attention:    Donald J. Sabo

               Telephone:    (403) 266-6900
               Facsimile:    (403) 266-6988
          with a copy to:
               Borden Ladner Gervais LLP
               1000, 400- 3rd Avenue S.W.
               Calgary, Alberta
               Canada  T2P 4H2
               Attention:    William C. Guinan

               Telephone:    (403) 232-9458
               Facsimile:    (403) 266-1395


8.2  Interpretation. The headings contained in this Agreement are for reference
     --------------
     purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise stated, references in this Agreement to Articles, Sections and Schedules are references to Articles, Sections and Schedules of or to this Agreement. The term "business day" herein means
                                                      ------------
     any day on which commercial banks are open for business in Calgary, Alberta. Schedules referred to herein are attached to and made a part of this Agreement.


8.3  Miscellaneous.  This Agreement, together with the Confidentiality Agreement
     -------------
     and Disclosure Letter, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof: (i) shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder, and (ii) may be executed in two or more counterparts which together shall constitute a single agreement. In the event of any inconsistency between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail. The parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto.

8.4  Applicable Law Enforcement.  This Agreement shall be governed, including as
     --------------------------
     to validity, interpretation and effect, by the laws of Alberta and the laws of Canada applicable therein. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.5  Publicity.  So long as this Agreement is in effect and except as required
     ---------
     by applicable laws and the rules, regulations and policies of any applicable stock exchange, each of the Offeror and Genesis promptly shall advise, consult and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other statement to the media or any third party with respect to this Agreement or the transactions contemplated hereby.

8.6  Assignment.  Except as expressly permitted by the terms hereof, neither
     ----------
     this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other party. Notwithstanding the foregoing, the Offeror may assign its rights under this Agreement to a wholly-owned subsidiary, in which event the Offeror shall continue to be liable to Genesis for any default in performance by such subsidiary.

8.7  Time is of the Essence.  Time shall be of the essence of this Agreement.
     ----------------------

8.8  Currency.  Except as expressly indicated otherwise, all sums of money
     --------
     referred to in this Agreement are expressed and shall be payable in Canadian dollars. All payments shall be in immediately available funds.

8.9  Severability.  Whenever possible, each provision of this Agreement shall be
     ------------
     interpreted in such manner as to be effective and valid under applicable law. 8.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

8.11  Waiver.  The Offeror and Genesis may (i) extend the time for the
      ------
     performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

EXECUTION:

     The Offeror and Genesis have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           VINTAGE PETROLEUM, INC.


                           By:   /s/ Robert W. Cox
                                 ---------------------------------------
                                 Robert W. Cox
                                 Vice President - General Counsel



                           GENESIS EXPLORATION LTD.


                           By:   /s/ David J. Wilson
                                 ---------------------------------------
                                 David J. Wilson
                                 President and Chief Executive Officer


                           By:   /s/ Donald J. Sabo
                                 ---------------------------------------
                                 Donald J. Sabo
                                 Chairman of the Board and Senior Vice President

                                SCHEDULE 1.1(c)
                attached to and forming part of an Acquisition
     Agreement (the "Acquisition Agreement") dated March 27, 2001, between
                     ---------------------
             Vintage Petroleum, Inc. and Genesis Exploration Ltd.

                            CONDITIONS TO THE OFFER
                            -----------------------

          The capitalized terms used in this Schedule have the meanings set forth in the Acquisition Agreement. In addition, "fully diluted" for the
                                                   -------------
purposes hereof shall mean all outstanding Common Shares plus any Common Shares issuable upon the exercise of options or other securities convertible into or exercisable for Common Shares or pursuant to entitlements pursuant to any stock option, employee savings or similar plan.

          Notwithstanding any other provision of the Offer, but subject to
Section 1.1(c) of the Acquisition Agreement, the Offeror shall not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate the Offer or amend the Offer to postpone the acceptance for payment of, and payment for, Common Shares tendered, unless all of the following conditions are satisfied or waived prior to the Expiry Time:

     (a) prior to the Expiry Time and at the time the Offeror first takes up and pays for Common Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn a number of Common Shares which constitutes at least 66 2/3% of the outstanding Common Shares (calculated on a fully diluted basis), other than Common Shares owned at the date of the Offer by the Offeror, its associates and affiliates or by persons whose Common Shares may not be included as part of the minority approval of a subsequent acquisition transaction (the "Minimum Condition");

     (b) any applicable waiting periods under any competition, merger control or similar law, regulation or other governmental authority having direct or indirect jurisdiction over the Offeror, Genesis or the Offer or any other transaction contemplated by the Offer with respect to any such matters shall have expired or been terminated in respect of such transactions;

     (c) the Acquisition Agreement shall not have been terminated pursuant to its terms;

     (d) all other regulatory approvals, orders, rulings, exemptions, consents and waiting periods (including, without limitation, under the Competition Act (Canada), the Hart-Scott Rodino Antitrust Improvements Act of 1976 (United States) (if applicable) and the Investment Canada Act (Canada) and those of any stock exchanges or securities or other regulatory authorities) which, in the sole judgment of the Offeror, are necessary shall have been obtained on terms and conditions satisfactory to Offeror in its sole discretion, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the Offeror shall have determined in its sole judgment, acting reasonably, that no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period and no proceedings shall have been taken or threatened under the merger provisions of Part VIII under the Competition Act (Canada) in respect of the transaction contemplated by this Agreement, including, without limitation, the Offer;

     (e) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law:

          (i) which, in the sole judgment of the Offeror, acting reasonably, has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror, of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares, or the ability of the Offeror to complete a compulsory acquisition or any subsequent acquisition transaction, or

          (ii) which, in the sole judgment of the Offeror, acting reasonably, has had or may have a material adverse effect on Genesis or the Offeror or the Offeror's ability to effect a compulsory acquisition or a subsequent acquisition transaction;

     (f) the Offeror shall have determined in its sole judgment, acting reasonably, that there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Common Shares under the Offer or completing any compulsory acquisition or subsequent acquisition transaction;

     (g) the Offeror shall have determined in its sole judgment, acting reasonably, that Genesis has not, directly or indirectly, taken or proposed to take any action, or publicly disclosed that it intends to take any action, and the Offeror shall not have otherwise learned of any previous action taken by Genesis, directly or indirectly, which had not been publicly disclosed prior to the announcement of the Offer, that would be materially adverse to the business of Genesis or the value of the Common Shares to the Offeror or that would make it inadvisable for the Offeror to proceed with the Offer or with taking up and paying for Common Shares under the Offer or completing any compulsory acquisition or subsequent acquisition transaction including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of its direct or indirect assets (other than any such sale, disposition or other dealing between Genesis and a Subsidiary), any issue of shares, options or other securities of Genesis to any person (other than a Subsidiary), or any material acquisition from a third party of assets or securities by Genesis, or any material capital expenditure by Genesis not in the ordinary course of business;

     (h) there shall not have occurred (and there shall not have been publicly disclosed, and the Offeror shall not have otherwise learned of, if previously not publicly disclosed) any direct or indirect change (or any condition, event or development involving a prospective change) not publicly disclosed prior to the announcement of the Offer in the business, operations, assets, capitalization, financial condition, licences, permits, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Genesis (other than (A) arising out of a matter which has been disclosed in a document filed on SEDAR or in the Disclosure Letter or in the Acquisition Agreement; (B) resulting from conditions affecting the oil and gas industry in the jurisdictions in which Genesis holds its assets, taken as whole, including, without limitation, changes, actual or prospective, in commodity prices; or (C) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere) which, in the sole judgment of the Offeror, acting reasonably, is materially adverse to the business of Genesis or to the value of the Common Shares to the Offeror;

     (i) the Offeror shall have determined in its sole judgment, acting reasonably, that: (i) no material right, franchise or licence of Genesis has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer or otherwise which might make it inadvisable for the Offeror to proceed with the Offer or with the taking up and paying for the Common Shares under the Offer or completing a compulsory acquisition or a subsequent acquisition transaction (other than (A) arising out of a matter which has been disclosed in a document filed on SEDAR or in the Disclosure Letter or in the Acquisition Agreement; (B) resulting from conditions affecting the oil and gas industry in the jurisdictions in which Genesis holds its assets, taken as whole, including, without limitation, changes, actual or prospective, in commodity prices; or (C) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere); and (ii) no covenant, term or condition of any instruments or agreements of Genesis exists which might make it inadvisable for the Offeror to proceed with the Offer or with the taking up and paying for the Common Shares under the Offer or completing a compulsory acquisition or a subsequent acquisition transaction (including, without limitation, any default, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Common Shares under the Offer or completing a compulsory acquisition or subsequent acquisition transaction);

     (j) there shall not have occurred any actual or threatened change (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada) or any announcement governmental or regulatory initiative, condition, event or development involving a change or a prospective change) other than the implementation of a change announced prior to March 26, 2001 that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may reasonably be expected to have material adverse effect with respect to the current or anticipated business or operations of any of the Offeror or Genesis and their respective subsidiaries or entities in which either of them has a material interest or with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing any compulsory acquisition or subsequent acquisition transaction or with respect to any potential integration of Genesis with the Offeror or any subsidiary, associate or affiliate of the Offeror or any reorganization of the Offeror or Genesis in connection with any such potential integration;

     (k) there shall not have occurred any material breach by Genesis of any of the terms of the Acquisition Agreement or any termination of the Acquisition Agreement pursuant to the terms of the Acquisition Agreement or any material breach by an Agreeing Shareholder of any of the terms of the Share Deposit Agreement or any provision of this Agreement or of the Share Deposit Agreement shall have been held by a court, securities commission or other regulatory authority to be invalid or unenforceable in accordance with its terms or any of the representations and warranties of Genesis under the Agreement are not true and correct in all material respects at the Expiry Time; and

     (l) immediately prior to the Expiry Time, the Offeror shall have received the written confirmation of Genesis that: (i) Genesis has not breached, or failed to comply with, in any material respect, any of its covenants under this Agreement; and (ii) the representations and warranties of Genesis contained in this Agreement are true and correct in all material respects at and as of the Expiry Time.

          The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by the Offeror, in whole or in part, in its sole discretion, at any time and from time to time, both before or after the Expiry Time, provided that the Minimum Condition may not be waived without the prior written consent of Genesis, such consent not be to unreasonably withheld.